Exhibit 99.03

                    SIGNIFICANT FACTORS IMPACTING EPS (NOTES)

                                                         3 Months Ended December         12 Months Ended December
                                                         -----------------------         ------------------------
                                                        2003      2002     Change      2003       2002       Change
                                                        ----      ----     ------      ----       ----       ------

Consolidated Earnings Excluding One-Time Items-       $ 0.22    $ 0.23    $(0.01)      $1.97     $1.86       $0.11

Significant Factors:
Retail Business                                                             0.03                              0.04
Competitive Generation                                                        -                               0.08
Synthetic Fuels                                                             0.01                              0.03
Leasing Business                                                              -                               0.01
Parent Company and Other                                                   (0.05)                               -
Impact of Additional Shares                                                   -                              (0.05)
                                                                          ------                             -----
Total                                                                     $(0.01)                            $0.11
                                                                          ======                             =====


Notes

- Excludes a one-time after tax gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 is $83 million.

- Excludes a regulatory expense of $37 million, after taxes, for Mississippi Power recorded in December, 2003.

- Quarterly Earnings Per Share (EPS) is computed by using the current year-to-date EPS less the previous period year-to-date EPS. As a result of using rounded numbers, the EPS for significant factors may not directly correspond to the variance in millions of dollars shown above.

- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to review and adjustments and certain classifications may be different from the final results published in the Form 10-K.